Exhibit 23

                                KPMG LLP
                                Suite 200
                                1305 Walt Whitman Road
                                Melville, NY 11747-4302

The Board of Directors of

Comtech Telecommunications Corp.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-66278, 33-83584, 333-14358, 333-125625, 333-68967 and 333-51708) of Comtech Telecommunications Corp. of our reports dated September 18, 2007, relating to (i) the consolidated balance sheets of Comtech Telecommunications Corp. and subsidiaries as of July 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows, for each of the years in the three-year period ended July 31, 2007, and the related financial statement schedule, and (ii) management’s assessment of the effectiveness of internal control over financial reporting as of July 31, 2007, and the effectiveness of internal control over financial reporting as of July 31, 2007, which reports appear in the July 31, 2007 Annual Report on Form 10-K of Comtech Telecommunications Corp. Our report on the Company’s consolidated financial statements referred to in (i) above contains an explanatory paragraph related to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”, effective August 1, 2005.

Melville, New York

September 18, 2007